EXHIBIT 15


                             VAN WAGONER FUNDS, INC.

                          SERVICE AND DISTRIBUTION PLAN


        WHEREAS, Van Wagoner Funds, Inc. (the "Company") is organized to engage in the business of an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

        WHEREAS, the Company is authorized to issue shares of common stock (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets (the "Funds");

        WHEREAS, the Company desires to appoint a distributor, act itself as a distributor of the Funds' shares and/or to enter into agreements with dealers and other financial service organizations to obtain various distribution-related and/or shareholder services for the Funds, all as permitted and contemplated by Rule 12b-1 adopted under the Act; it being understood that to the extent any activity is one which a Fund may finance without a Rule 12b-1 plan, the Fund may also make payments to finance such activity outside such a plan and not subject to its limitations.

        NOW, THEREFORE, the Company hereby adopts on behalf of each Fund with respect to each Fund's shares, a Service and Distribution Plan on the following terms and conditions (the "Plan"):

        1. Each Fund may charge a distribution expense and service fee on an annualized basis of 0.25% of each Fund's average daily net assets. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

        2. (a) The amount set forth in paragraph 1 of this Plan shall be paid for services and expenses in connection with any activities primarily intended to result in the sale of shares of the Funds including, but not limited to, compensation to the Company's distributor and reimbursement of such distributor's expenses, as provided in the Distribution Agreement by and between the Distributor and the Company. In addition, the Funds may pay all or a portion of this fee to any other securities dealer, financial institution or any other person (the "Shareholder Organization(s)") who renders personal service to shareholders, assists in the maintenance of shareholder accounts or who renders assistance in distributing or promoting the sale of the Funds' shares pursuant to a written agreement based on the form attached hereto as Appendix A or any other form duly approved by the Board of Directors (the "related agreement").

             (b) To the extent such fee is not paid to such persons, the Funds may use the fee for their expenses of distribution of their shares including, but not limited to, payment by the Funds of the cost of preparing, printing and distributing Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan as well as payment of capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead costs.

        3. The Plan shall not take effect with respect to a Fund's shares until it has been approved by a vote of the then sole shareholder of the shares of the Fund.

        4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

        5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect upon commencement of operations of the respective Funds. The Plan of Distribution shall continue in full force and effect as to the Fund shares for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

        6. All persons authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

        7. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Directors of the Company, by a vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

        8. This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding shares of the respective Fund(s), and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

        9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

        10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

        IN WITNESS WHEREOF, the Company, on behalf of the Funds, has adopted this Service and Distribution Plan as of the 8th day of December, 1995.

                                                                   Appendix A


                      SERVICING AND DISTRIBUTION AGREEMENT


   Gentlemen:

        We wish to enter into this Servicing and Distribution Agreement ("Agreement") with you concerning the provision of distribution services (and, to the extent provided below, support services) to your clients ("Clients") who may from time to time acquire and beneficially own shares of any Fund ("Shares") offered by Van Wagoner Funds, Inc.

        The terms and conditions of this Agreement are as follows:

        Section 1. You will provide reasonable assistance in connection with the distribution of Shares to Clients as requested from time to time, which assistance may include forwarding sales literature and advertising provided by us for Clients. In addition, you agree to provide the following support services to Clients who may from time to time acquire and beneficially own shares:/1 (i) processing dividend and distribution payments from us on behalf of Clients; (ii) providing information periodically to Clients showing their positions in Shares; (iii) arranging for bank wires, (iv) responding to Client inquiries relating to the services performed by you; (v) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (vii) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (viii) assisting Clients in changing dividend options, account designations and addresses; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

   _____________________
   1/ Services may be modified or omitted in the particular case and items renumbered.

        Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned assistance and services to Clients.

        Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

        Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as an agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

        Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of _________% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Furthermore, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients. All fees payable by Van Wagoner Funds, Inc. under this agreement with respect to the Shares of a particular Fund shall be borne by, and be payable entirely out of the assets allocable to, said Shares.

        Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

        Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

        Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationships with Clients; and (ii) you will provide to Clients a schedule of any fees that you may charge to them relating to the investment of their assets in Shares. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

        Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until [date], and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by us (which termination may be a vote of a majority of the Disinterested Trustees as defined in Section 12 or by vote of the holders of a majority of the outstanding Shares of such Fund) or by you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

        Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein.

        Section 11. This Agreement will be construed in accordance with the laws of the State of _______________.

        Section 12. This Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Service and Distribution Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

        If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at _____________________________________________.

                                      Very truly yours,

                                      VAN WAGONER FUNDS, INC.



   Date:_____________________         By:_________________________________
                                            (Authorized Officer)

                                      ____________________________________
                                      (address)
                                      ____________________________________

                                      Accepted and Agreed to:
                                      [Shareholder Organization]


   Date:______________________        By:_________________________________

                                      ____________________________________
                                      (address)
                                      ____________________________________